Exhibit 99.1

For release:  February 19, 2016

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC), the nation's oldest publicly traded long-term health care company, today announced net operating revenues for the year ended December 31, 2015 totaled $906,622,000 compared to $871,683,000 for the year ended December 31, 2014, an increase of 4.0%. For the year ended December 31, 2015, net income available to common shareholders was $46,324,000, or $3.34 per share basic, compared to $44,699,000, or $3.24 per share basic, for the 2014 year.  Excluding the operating losses from the newly constructed skilled nursing facilities and assisted living facility placed in service less than twelve months ago, net income available to common shareholders for the year ended December 31, 2015 would have been $49,508,000, which is an increase of 10.8% over the 2014 year.

Net operating revenues for the three months ended December 31, 2015 totaled $233,927,000 compared to $226,374,000 for the same three months in 2014, an increase of 3.3%.  Fourth quarter of 2015 net income available to common shareholders was $14,644,000, or $1.03 per basic share, compared to $12,632,000, or $0.92 per basic share, in the fourth quarter of 2014.  Excluding the operating losses from the newly constructed skilled nursing facilities and assisted living facility placed in service less than twelve months ago, net income available to common shareholders for the three months ended December 31, 2015 would have been $15,168,000, which is an increase of 20.1% over the same three month period in 2014.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 long-term health care centers with 9,403 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 20 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
Revenues:	(unaudited)
Net patient revenues	$ 223,001	$ 216,114	$ 864,846	$ 829,287
Other revenues	10,926	10,260	41,776	42,396
Net operating revenues	233,927	226,374	906,622	871,683

Costs and Expenses:
Salaries, wages and benefits	139,969	135,972	532,735	510,249
Other operating	53,242	50,340	227,072	217,143
Facility rent	9,995	10,019	39,967	39,731
Depreciation and amortization	9,672	9,240	37,114	34,384
Interest	826	599	2,608	2,165
Total costs and expenses	213,704	206,170	839,496	803,672

Income Before Non-Operating Income	20,223	20,204	67,126	68,011
Non-Operating Income	5,246	4,392	18,148	17,182

Income Before Income Taxes	25,469	24,596	85,274	85,193
Income Tax Provision	(10,493)	(9,796)	(32,131)	(31,824)

Net Income	14,976	14,800	53,143	53,369

Dividends to Preferred Stockholders	(332)	(2,168)	(6,819)	(8,670)

Net Income Available to Common Stockholders	$ 14,644	$ 12,632	$ 46,324	$ 44,699

Earnings Per Common Share
Basic	$ 1.03	$ 0.92	$ 3.34	$ 3.24
Diluted	$ 0.99	$ 0.88	$ 3.20	$ 3.14

Weighted average common shares outstanding
Basic	14,216,818	13,748,448	13,889,134	13,816,095
Diluted	14,865,545	16,821,917	14,491,433	14,222,133

Dividends declared per common share	$ 0.40	$ 0.34	$ 1.54	$ 1.34

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2015	2014
Cash and marketable securities	$ 154,376	$ 202,302
Restricted cash and marketable securities	180,972	168,924
Current assets	278,942	322,525
Property and equipment, net	536,046	514,744
Total assets	1,045,329	1,074,123
Current liabilities	150,656	183,558
Long-term debt	120,000	10,000
Stockholders' equity	630,996	734,148

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Selected Operating Statistics
(unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
Per Diems:
Medicare	$ 447.84	$ 440.62	$ 439.87	$ 435.77
Managed Care	407.14	398.04	402.85	398.46
Medicaid	175.23	170.80	171.81	169.14
Private Pay and Other	219.07	212.33	217.50	211.71

Average Per Diem	$ 255.81	$ 249.02	$ 253.53	$ 247.23

Patient Days:
Medicare	125,285	124,795	510,086	496,296
Managed Care	55,141	50,568	220,290	191,126
Medicaid	321,603	317,649	1,256,942	1,249,603
Private Pay and Other	176,679	179,864	700,418	701,258
	678,708	672,876	2,687,736	2,638,283